Exhibit 99.1

FOR IMMEDIATE RELEASE, MARCH 16, 2005

COX COMMUNICATIONS ANNOUNCES FOURTH QUARTER
AND FULL-YEAR FINANCIAL RESULTS FOR 2004

     ATLANTA - Cox Communications, Inc. today reported financial results for the three months and year ended December 31, 2004.

     “Cox delivered a strong performance in 2004, with growth in all services, including a record number of net additions of telephone subscribers in the fourth quarter,” said Jim Robbins, president and CEO of Cox Communications. “The convenience and value of bundling continues to attract customers, with 44% of our customer base subscribing to two or more services at the end of 2004.”

     “Our bundled customer penetration signals that Cox customers are embracing multiple communications and entertainment services from a single provider they trust. In fact, we expect the number of advanced revenue generating units will soon surpass the number of basic cable customers we serve, illustrating that we’ve truly arrived as a full service broadband communications company.”

     “With nearly eight years of bundling experience, Cox is well positioned to continue delivering better services, generating even greater customer satisfaction and attracting new customers in a heightened competitive environment.”

FOURTH QUARTER HIGHLIGHTS

For the fourth quarter of 2004, Cox:

•	Ended the quarter with over 6.6 million total customer relationships, up 1.0% from December 31, 2003.

•	Ended the quarter with approximately 12.6 million total RGUs, up 10% from December 31, 2003, driven by 23% growth in advanced-service RGUs year-over-year.

•	Added 58,825 Cox Digital Cable customers, ending the quarter with over 2.4 million digital cable customers, representing year-over-year customer growth of 13%. Cox Digital Cable is now available to 99% of the homes in Cox’s service areas with 38% penetration of our basic video customer base.

•	Added 140,691 high-speed Internet customers, ending the quarter with approximately 2.6 million high-speed Internet customers, representing year-over-year growth of 29%.

•	Added 89,119 Cox Digital Telephone customers, the most Cox Digital Telephone customers ever added in a quarter. Cox ended the quarter with over 1.3 million telephone customers, representing year-over-year growth of 32%.

•	Generated $554.8 million in cash flows provided by operating activities and $173.6 million in free cash flow (cash flows provided by operating activities less capital expenditures).

•	Generated 11% revenue growth during the quarter and 12% revenue growth during the year ended December 31, 2004, compared with the same periods in 2003.

•	Generated 10% operating cash flow growth (operating income before depreciation and amortization and gains or losses on the sale of cable systems) during the quarter and

13% operating cash flow growth during the year ended December 31, 2004, compared with the same periods in 2003. Operating income for the fourth quarter and year ended December 31, 2003 became an operating loss in each of the comparable periods in 2004 because of the non-cash charge of approximately $2.4 billion resulting from an impairment test of intangible assets discussed below. Excluding the impact of certain litigation, hurricanes and expenses incurred in connection with the going-private transaction discussed under the heading Other Events below, Cox would have generated 16% operating cash flow growth during the fourth quarter of 2004 and 16% operating cash flow growth during the year ended December 31, 2004, compared with the same periods in 2003; however, Cox would still show an operating loss for the quarter and year ended December 31, 2004, and therefore, a comparison with the prior year’s operating income is not meaningful.

OTHER EVENTS

     During the third quarter of 2004, Hurricanes Frances, Ivan and Jeanne caused significant damage in Florida. Cox’s two systems in Florida and one of its systems in Louisiana experienced varying levels of cable plant damage, business interruption and loss of customers. Cox is insured related to these losses, subject to a $5 million deductible and believes that losses associated with these hurricanes in excess of the deductible will be recoverable under its insurance policies. As of December 31, 2004, Cox had met the overall deductible amount, which is reflected in the accompanying consolidated financial statements.

     In October 2004, a verdict in the case of Gardner v. Cox Communications, Inc. and Cox Classic Cable, Inc. in the Probate Court of Galveston County, Texas, assessed damages against Cox in the amount of $16.4 million, plus pre-judgment interest and attorneys’ fees totaling approximately $5.6 million, which arose out of an acquisition by TCA Cable of three cable systems formerly owned by the plaintiffs. Cox is successor to TCA Cable as a result of Cox’s 1999 acquisition of TCA Cable. Cox’s motion for a new trial was granted and on February 4, 2005, a settlement was reached between the parties. A final judgment was entered in the case on February 23, 2005, pursuant to which Cox paid an undisclosed amount to the plaintiffs. Through December 31, 2004, Cox had incurred legal expenses of approximately $2.5 million in defending this action. The payment pursuant to the judgment and the legal expenses are recorded within Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

     On October 19, 2004, Cox and Cox Enterprises, Inc. (CEI) announced that an agreement had been reached for CEI to acquire the outstanding publicly held minority shares of Cox for $34.75 per share. In November 2004, CEI and Cox commenced a tender offer pursuant to the agreement and on December 8, 2004, CEI purchased approximately 190.5 million publicly held shares of Cox. Following the purchase, Cox became a wholly-owned subsidiary of CEI. Cox incurred approximately $48.2 million of expenses in conjunction with this transaction (the going private-transaction), of which amount $38.6 million are reflected within Selling, general and administrative expenses and $9.6 million are reflected within Other, net in the accompanying Consolidated Statements of Operations.

OPERATING RESULTS

Three months ended December 31, 2004 compared with three months ended December 31, 2003

     Total revenues for the fourth quarter of 2004 were $1.7 billion, an increase of 11% over the fourth quarter of 2003. This was primarily due to growth in advanced service subscriptions

(which include digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers, with customer locations now surpassing 140,000, as well as an increase in advertising sales, also contributed to overall revenue growth.

     Cost of services, which includes programming costs, other direct costs and field service costs, was $662.4 million for the fourth quarter of 2004, an increase of 10% over the same period in 2003. Programming costs increased 13% to $325.0 million, reflecting rate increases and customer growth. Other direct costs and field service costs in the aggregate increased 7% to $337.4 million, reflecting 23% growth in advanced-service RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.

     Selling, general and administrative expenses were $389.1 million for the fourth quarter of 2004, an increase of 14% over the comparable period in 2003. This was due to a 17% increase in general and administrative expenses and a 3% increase in marketing expense. The increase in general and administrative expenses was primarily due to increased salaries and benefits and costs related to the going-private transaction. Marketing expense increased primarily due to a 12% increase in costs associated with Cox Media, Cox’s advertising sales business.

     Operating loss for the fourth quarter of 2004 was $2.2 billion compared with operating income of $162.0 million for the comparable period in 2003. Operating cash flow increased to $619.9 million for the fourth quarter of 2004, an increase of 10% over the comparable period in 2003. Operating income margin was 11% for the fourth quarter of 2003, and, in light of the operating loss in 2004, a margin calculation is not meaningful. Operating cash flow margin (operating cash flow as a percentage of revenues) for the fourth quarter of 2004 and 2003 was 37%.

     On September 29, 2004, the SEC announced that a direct value method should be used to determine the fair value of all intangible assets required to be recognized under SFAS No. 141, and that registrants should apply a direct value method to such assets acquired in business combinations completed after September 29, 2004. Further, registrants who have applied the residual method to the valuation of intangible assets for purposes of impairment testing shall perform a transition impairment test using a direct value method on all intangible assets that were previously valued using the residual method under SFAS No. 142 no later than the beginning of their first fiscal year beginning after December 15, 2004. Impairments of intangible assets recognized upon application of a direct value method by entities previously applying the residual method, including the related deferred tax effects, should be reported as a cumulative effect of a change in accounting principle.

     Consistent with this SEC position, Cox began applying a direct value method to determine the fair value of its indefinite-lived intangible assets, comprised of cable franchise rights, acquired prior to September 29, 2004. During the fourth quarter of 2004, Cox performed a transition impairment test, which resulted in a non-cash charge of approximately $2.0 billion, net of tax of $1.2 billion, which is reported within Cumulative effect of change in accounting principle, net of tax in the accompanying Consolidated Statements of Operations.

     Additionally, during the fourth quarter of 2004, Cox revised its marketplace assumption surrounding its estimated cost of capital as a result of the going-private transaction. In accordance with SFAS No. 142, Cox performed an impairment test, which along with the revised estimated cost of capital, included a revised long-range operating forecast. As a result of the impairment test, Cox recognized an impairment charge of approximately $2.4 billion related to its cable franchise rights, as calculated using a direct value method. This impairment charge is reported within Impairment on intangible assets in the accompanying Consolidated Statements of Operations.

     Net loss for the fourth quarter of 2004 was $2.5 billion compared to $11.3 million for the fourth quarter of 2003.

Twelve months ended December 31, 2004 compared with twelve months ended December 31, 2003

     Total revenues for the twelve months ended December 31, 2004 were $6.4 billion, an increase of 12% over the twelve months ended December 31, 2003. This was primarily due to growth in advanced service subscriptions (which include digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers, with customer locations now surpassing 140,000, as well as an increase in advertising sales, also contributed to overall revenue growth.

     Cost of services was $2.6 billion for the twelve months ended December 31, 2004, an increase of 9% over the same period in 2003. Programming costs increased 11% to $1.3 billion, reflecting rate increases and customer growth. Other direct costs and field service costs in the aggregate increased 7% to $1.3 billion, reflecting 23% growth in advanced-service RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.

     Selling, general and administrative expenses were $1.4 billion for the twelve months ended December 31, 2004, an increase of 14% over the comparable period in 2003. This was due to a 14% increase in general and administrative expenses and a 13% increase in marketing expense. The increase in general and administrative expenses was primarily due to increased salaries and benefits and costs related to the going private transaction. Marketing expense increased primarily due to the launch of faster high-speed Internet service, new high-speed Internet tiers and new video products, as well as a 10% increase in costs associated with Cox Media, Cox’s advertising sales business.

     Operating loss for the twelve months ended December 31, 2004 was $1.7 billion compared with operating income of $586.9 million for the comparable period in 2003. Operating cash flow increased to $2.4 billion for the twelve months ended December 31, 2004, an increase of 13% over the comparable period in 2003. Operating income margin was 10% in 2003, and, in light of the operating loss in 2004, a margin calculation is not meaningful. Operating cash flow margin was 37% for the twelve months ended December 31, 2004 and 2003.

     Depreciation and amortization increased to $1.6 billion from $1.5 billion in the twelve months ended December 31, 2003. This was due to an increase in depreciation from Cox’s continuing investment in its broadband network in order to deliver additional services.

     During the twelve months ended December 31, 2004, Cox recorded a $5.0 million pre-tax loss on the sale of certain small, non-clustered cable systems in Oklahoma, Kansas, Texas and Arkansas, which in the aggregate consisted of approximately 53,000 basic cable subscribers. Certain subscriber data in the Summary of Operating Statistics table as of December 31, 2003 has been adjusted for this disposition, as further described in footnote (a) to the table.

     In August 2003, Cox terminated a series of prepaid forward contracts that had been accounted for as zero-coupon debt. While these contracts were outstanding, changes in the market value of the Sprint PCS common stock associated with the contracts impacted the gain (loss) on derivative instruments. As a result of the termination of the contracts, the pre-tax loss on derivative instruments for the twelve months ended December 31, 2004 was insignificant. For the twelve months ended December 31, 2003, Cox recorded a $22.6 million pre-tax loss on derivative instruments primarily due to a $4.4 million pre-tax loss resulting from the change in the fair value of Cox’s net settleable warrants and an $18.7 million pre-tax loss resulting from the change in the fair value of certain derivative instruments embedded in Cox’s zero-coupon debt.

     Net gain on investments of $28.4 million for the twelve months ended December 31, 2004 was primarily due to:

•	$2.3 million pre-tax gain on the sale of all remaining shares of Sprint stock held by Cox;

•	$19.5 million pre-tax gain on the sale of 0.1 million shares of Sprint PCS preferred stock; and

•	$7.3 million pre-tax gain on the sale of certain other non-strategic investments.

     Net gain on investments of $165.2 million for the twelve months ended December 31, 2003 was primarily due to:

•	$154.5 million pre-tax gain on the sale of 46.8 million shares of Sprint PCS common stock;

•	$21.8 million pre-tax gain as a result of the change in market value of Cox’s investment in Sprint PCS common stock classified as trading; partially offset by

•	$10.5 million pre-tax decline considered to be other than temporary in the fair value of certain investments.

     During the twelve months ended December 31, 2004, Cox recorded a $7.0 million pre-tax loss on extinguishment of debt due to the redemption of $14.6 million aggregate principal amount of Cox’s exchangeable subordinated debentures due 2029 (the PRIZES) and $0.1 million aggregate principal amount of Cox’s 3% exchangeable subordinated debentures due 2030 (the Premium PHONES), which represented all remaining outstanding PRIZES and Premium PHONES.

     For the twelve months ended December 31, 2003, Cox recorded a $450.1 million pre-tax loss on extinguishment of debt due to:

•	$412.8 million pre-tax loss resulting from the purchase of $1.8 billion aggregate principal amount of Cox’s exchangeable subordinated discount debentures due 2020 (the Discount Debentures) pursuant to Cox’s offer to purchase any and all Discount Debentures;

•	$29.5 million pre-tax loss resulting from the termination of Cox’s series of prepaid forward contracts to sell up to 19.5 million shares of Sprint PCS common stock;

•	$1.5 million pre-tax loss resulting from the purchase of $250.0 million aggregate principal amount of REPS;

•	$10.2 million pre-tax loss resulting from the purchase of $422.7 million aggregate principal amount at maturity of Cox’s convertible senior notes due 2021 pursuant to the holders’ right to require Cox to purchase the convertible notes; partially offset by

•	$3.9 million pre-tax gain resulting from the purchase of $1.3 billion aggregate principal amount of the PRIZES and $274.9 million aggregate principal amount of the Premium PHONES pursuant to Cox’s offer to purchase any and all PRIZES and Premium PHONES.

     Net loss for the twelve months ended December 31, 2004 was $2.4 billion compared to $137.8 million for the twelve months ended December 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES

     Cox has included Consolidated Statements of Cash Flows for the twelve months ended December 31, 2004 and 2003 as a means of providing more detail regarding the liquidity and capital resources discussion below. In addition, Cox has included a calculation of free cash flow in the Summary of Operating Statistics to provide additional detail regarding a measure of liquidity that Cox believes will be useful to investors in evaluating Cox’s financial performance. For further details, please refer to the Summary of Operating Statistics and discussion under the heading of Use of Operating Cash Flow and Free Cash Flow.

     Significant sources of cash for the twelve months ended December 31, 2004 consisted of the following:

•	the generation of net cash provided by operating activities of approximately $2.0 billion;

•	the issuance of an 18-month term loan (Bridge Loan) for net proceeds of approximately $3.0 billion;

•	borrowings under revolving credit facilities of approximately $1.7 billion;

•	borrowings under a term loan due 2009 of approximately $2.0 billion;

•	the issuance of floating rate notes due 2007 for net proceeds of approximately $498.7 million;

•	the issuance of 4.625% notes due 2010 for net proceeds of approximately $1.2 billion;

•	the issuance of 5.450% notes due 2014 for net proceeds of approximately $1.2 billion;

•	the sale of 0.1 million shares of Sprint PCS preferred stock, all remaining shares of Spring stock and certain other non-strategic investments for net proceeds of approximately $70.2 million; and

•	the sale of certain small, non-clustered cable systems in Oklahoma, Kansas, Texas and Arkansas for net proceeds of approximately $53.1 million.

     Significant uses of cash for the twelve months ended December 31, 2004 consisted of the following:

•	payment to acquire publicly held shares of Cox pursuant to the going-private transaction of approximately $6.4 billion;

•	the repayment of Cox’s Bridge Loan;

•	net commercial paper repayments of approximately $209.2 million;

•	the purchase of the minority interest in TCA Cable Partners for approximately $153.0 million, as discussed below;

•	the repayment of Cox’s $375 million 7.5% notes due August 15, 2004 upon their maturity;

•	the repayment of Cox’s $100 million 6.69% medium-term notes due September 20, 2004 upon their maturity;

•	the purchase of $19.0 million aggregate principal amount at maturity of Cox’s convertible senior notes due 2021 that had been properly tendered and not withdrawn, for aggregate cash consideration of $13.9 million, which represented the accreted value of the purchased notes and all remaining outstanding convertible notes;

•	the purchase of $14.6 million aggregate principal amount of the PRIZES and $0.1 million aggregate principal amount of the Premium PHONES, which represented all remaining outstanding PRIZES and Premium PHONES, for aggregate cash consideration of $14.7 million; and

•	capital expenditures of $1.4 billion. Please refer to the Summary of Operating Statistics for a break out of capital expenditures in accordance with industry guidelines.

     In September 2004, Cox purchased DR Partners’ 25% interest in TCA Cable Partners, pursuant to the partnership agreement, for cash consideration of approximately $153.0 million. TCA Cable Partners was a general partnership owned 75% by Cox (indirectly through subsidiaries) and 25% by DR Partners, operating cable systems in the Southwest, mainly Arkansas, serving approximately 260,000 customers.

USE OF OPERATING CASH FLOW AND FREE CASH FLOW

     Operating cash flow, as well as operating cash flow as adjusted for certain items discussed under Other Events above, and free cash flow are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Operating cash flow is defined as operating income before depreciation and amortization and gain (loss) on the sale of cable systems. Operating cash flow, as adjusted is defined as operating cash flow adjusted for certain litigation costs, losses associated with hurricanes during the third quarter of 2004 and expenses incurred in connection with the going-private transaction. Free cash flow is defined as cash provided by operating activities less capital expenditures.

     Cox’s management believes that presentation of these measures provides useful information to investors regarding Cox’s financial condition and results of operations. Cox believes that operating cash flow, operating cash flow, as adjusted, operating cash flow margin and free cash flow are useful to investors in evaluating its performance because they are commonly used financial analysis tools for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Both operating cash flow and free cash flow are used to gauge Cox’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, management uses operating cash flow to monitor compliance with certain financial covenants in Cox’s credit agreements, and it is used as a factor in determining executive compensation. Additionally, Cox’s management believes it is appropriate to report operating cash flow as adjusted for the impact of the settlement in the Gardner case mentioned above, the 2004 hurricanes and going-private transaction expenses, as the ability to assess Cox’s ongoing operating performance excluding non-recurring items is useful to investors.

     Operating cash flow and free cash flow should not be considered as alternatives to net income as indicators of Cox’s aggregate performance or as alternatives to net cash provided by operating activities as measures of liquidity and may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures on a historical basis are presented under the headings Reconciliation of Operating Cash Flow to Operating Income and Reconciliation of Free Cash Flow to Cash Provided by Operating Activities in the attached financial tables.

Caution Concerning Forward-Looking Statements

     Statements in this release, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are “forward-looking statements”. These statements relate to Cox’s future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the broadband communications industry, our ability to achieve anticipated subscriber and revenue growth, our success in implementing new services and other operating initiatives, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox’s filings with the Securities and Exchange Commission, including Cox’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2002. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

About Cox Communications

     Cox Communications Inc. is a multi-service broadband communications company with approximately 6.6 million total customers, including approximately 6.3 million basic cable subscribers. The nation’s third-largest cable television provider, Cox offers analog cable television under the Cox Cable brand as well as digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services including local and long-distance telephone under the Cox Digital Telephone brand, high-speed Internet service under the Cox High Speed Internet brand, video on demand programming under the Entertainment on Demand brand, digital video recorders, high-definition television and home networking. Commercial voice and data services are offered via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media brand. Cox is an investor in programming services including Discovery Communications Inc. Cox Communications is a wholly-owned subsidiary of Cox Enterprises Inc.

Contact Information

Lacey Lewis, Vice President of Investor Relations	Susan Coker, Vice President and Treasurer
(404) 269-7608, lacey.lewis@cox.com	(404) 843-5462, susan.coker@cox.com

Bobby Amirshahi, Director of Media Relations	David Grabert, Director of Media Relations
(404) 843-7872, bobby.amirshahi@cox.com	(404) 269-7054, david.grabert@cox.com

(See attached financial information)

Cox Communications, Inc.
Consolidated Statements of Operations

(Unaudited)
(Thousands of Dollars, excluding per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2004	2003	Change	2004	2003	Change
Revenues
Residential
Video	$974,015	$933,312	4%	$3,849,628	$3,658,917	5%
Data	299,099	238,761	25%	1,111,268	870,628	28%
Telephony	154,442	126,782	22%	579,857	469,920	23%
Other	29,002	25,370	14%	106,020	86,903	22%

Total residential revenues	1,456,558	1,324,225	10%	5,646,773	5,086,368	11%
Commercial	94,205	77,744	21%	354,331	287,676	23%
Advertising	120,571	106,510	13%	423,886	384,824	10%

Total revenues	1,671,334	1,508,479	11%	6,424,990	5,758,868	12%
Costs and expenses
Cost of services	662,421	604,390	10%	2,609,788	2,391,310	9%
Selling, general and administrative expenses	389,055	342,248	14%	1,427,391	1,250,686	14%

Total costs and expenses	1,051,476	946,638	11%	4,037,179	3,641,996	11%

Operating cash flow	619,858	561,841	10%	2,387,811	2,116,872	13%
Depreciation and amortization	437,013	399,828	9%	1,627,064	1,505,475	8%
Impairment on intangible assets	2,415,889	—	—	2,415,889	25,000	—
Loss (gain) on sale of cable systems	—	—	—	5,021	(469)	—

Operating (loss) income	(2,233,044)	162,013	—	(1,660,163)	586,866	—
Interest expense	(139,857)	(97,101)	44%	(429,058)	(467,753)	(8%)
Loss on derivative instruments, net	(30)	(49)	(39%)	(127)	(22,567)	(99%)
(Loss) gain on investments, net	(567)	(875)	(35%)	28,364	165,194	(83%)
Loss on extinguishment of debt	—	—	—	(7,006)	(450,069)	(98%)
Other, net	(5,725)	(2,675)	114%	(8,923)	(3,557)	—

(Loss) income before income taxes, minority interest, equity in net losses of affiliated companies and cumulative effect of change in accounting principle	(2,379,223)	61,313	—	(2,076,913)	(191,886)	—
Income tax (benefit) expense	(1,053,947)	69,489	—	(916,510)	(68,299)	—

Loss before minority interest, equity in net losses of affiliated companies and cumulative effect of change in accounting principle	(1,325,276)	(8,176)	—	(1,160,403)	(123,587)	—
Minority interest, net of tax	—	(987)	—	(1,203)	(6,116)	(80%)
Equity in net losses of affiliated companies, net of tax	(2,184)	(2,096)	4%	(3,509)	(8,098)	(57%)

Net loss before cumulative effect of change in accounting principle	(1,327,460)	(11,259)	—	(1,165,115)	(137,801)	—
Cumulative effect of change in accounting principle, net of tax	(1,210,190)	—	—	(1,210,190)	—	—

Net loss	$(2,537,650)	$(11,259)	—	$(2,375,305)	$(137,801)	—

Cox Communications, Inc.
Consolidated Balance Sheets

(Unaudited)
(Thousands of Dollars)

	December 31	December 31
	2004 (a)	2003
Assets
Current assets
Cash	$76,339	$83,841
Accounts and notes receivable, less allowance for doubtful accounts of $26,482 and $26,175	394,540	370,832
Other current assets	136,386	131,106

Total current assets	607,265	585,779

Net plant and equipment	7,942,699	7,907,561
Investments	1,171,647	109,380
Intangible assets	19,329,452	15,697,495
Goodwill	106,889
Other noncurrent assets	95,789	117,361

Total assets	$29,253,741	$24,417,576

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$797,553	$778,708
Other current liabilities	339,742	450,553
Cash obligation to untendered shareholders	483,603	—
Current portion of long-term debt	59,962	48,344
Amounts due to CEI	5,573	3,980

Total current liabilities	1,686,433	1,281,585

Deferred income taxes	8,326,574	6,388,970
Other noncurrent liabilities	148,733	164,070
Long-term debt, less current portion	12,965,773	6,963,456

Total liabilities	23,127,513	14,798,081

Minority interest in equity of consolidated subsidiaries	—	139,519

Shareholders’ equity
Series A preferred stock - liquidation preference of $22.1375 per share, $1 par value; 10,000,000 shares of preferred stock authorized; shares issued and outstanding: 0 and 4,836,372	—	4,836
Class A common stock, $1 par value; 671,000,000 shares authorized; shares issued: 0 and 610,642,602; shares outstanding: 0 and 605,110,097	—	598,482
Class A common stock, $0.01 par value; 671,000,000 shares authorized; shares issued and outstanding: 556,170,238 and 0	5,562	—
Class C common stock, $1 par value; 62,000,000 shares authorized; shares issued and outstanding: 0 and 27,597,792	—	27,598
Class C common stock, $0.01 par value; 62,000,000 shares authorized; shares issued and outstanding: 27,597,792 and 0	276	—
Additional paid-in capital	4,802,117	4,545,635
Retained earnings	1,318,218	4,500,621
Accumulated other comprehensive income	55	15,548
Class A common stock in treasury, at cost: 0 and 5,523,020 shares	—	(212,744)

Total shareholders’ equity	6,126,228	9,479,976

Total liabilities and shareholders’ equity	$29,253,741	$24,417,576

(a) CEI elected to apply push-down basis accounting with respect to the shares acquired in the going-private transaction. Accordingly, the purchase price has been “pushed-down” to the consolidated financial statements of Cox and the net tangible and intangible assets of Cox at December 31, 2004 have been stepped-up to fair value to the 37.96% minority interest acquired in the going-private transaction pursuant to the purchase method of accounting for business combinations.

Cox Communications, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Thousands of Dollars)

	Twelve Months
	Ended December 31
	2004	2003
Cash flows from operating activities
Net loss	$(2,375,305)	$(137,801)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,627,064	1,505,475
Impairment of intangible assets	2,415,889	25,000
Loss (gain) on sale of cable systems	5,021	(469)
Deferred income taxes	(827,650)	(327,668)
Loss on derivative instruments, net	127	22,567
Gain on investments, net	(28,364)	(165,194)
Equity in net losses of affiliated companies	3,509	8,098
Loss on extinguishment of debt	7,006	450,069
Minority interest, net of tax	1,203	6,116
Other	(994)	108,698
Cumulative effect of change in accounting principle	1,210,190	—
Increase in accounts and notes receivable	(14,661)	(15,922)
Decrease in other assets	532	41,328
Increase in accounts payable and accrued expenses	54,247	22,650
(Decrease) increase in taxes payable	(68,729)	331,439
Decrease in other liabilities	(30,569)	(6,415)

Net cash provided by operating activities	1,978,516	1,867,971

Cash flows from investing activities
Capital expenditures	(1,389,931)	(1,561,331)
Investments in affiliated companies, net	(17,805)	(22,270)
Proceeds from the sale of investments	70,230	246,417
Decrease in amounts due from CEI, net	—	21,109
Proceeds from the sale of cable systems	53,076	822
Acquisition of minority interest	(153,016)	—
Other, net	43,813	(3,883)

Net cash used in investing activities	(1,393,633)	(1,319,136)

Cash flows from financing activities
Revolving credit borrowings, net	1,650,000	—
Commercial paper (repayments) borrowings, net	(209,228)	300,941
Proceeds from issuance of debt, net of debt issuance costs	7,968,724	1,330,750
Repayment of debt	(3,566,148)	(2,310,074)
Payment to acquire Cox’s former public stock not beneficially owned by CEI	(6,422,908)	—
Proceeds from exercise of stock options	5,219	6,768
Increase in amounts due to CEI, net	1,593	3,980
Payment to repurchase remarketing option	—	(43,734)
Other, net	(19,637)	17,671

Net cash used in financing activities	(592,385)	(693,698)

Net decrease in cash	(7,502)	(144,863)
Cash at beginning of period	83,841	228,704

Cash at end of period	$76,339	$83,841

Cox Communications, Inc.
Reconciliation of Operating Cash Flow to Operating Income

(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003
Operating cash flow	$619,858	$561,841	$2,387,811	$2,116,872
Depreciation and amortization	(437,013)	(399,828)	(1,627,064)	(1,505,475)
Impairment on intangible assets	(2,415,889)	—	(2,415,889)	(25,000)
(Loss) gain on sale of cable system	—	—	(5,021)	469

Operating (loss) income	$(2,233,044)	$162,013	$(1,660,163)	$586,866

Cox Communications, Inc.
Reconciliation of Operating Cash Flow, As Adjusted to Operating Cash Flow

(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003
Operating cash flow, as adjusted	$653,380	$561,841	$2,448,128	$2,116,872
Litigation, Florida hurricanes and going-private transaction (a)	(33,522)	—	(60,317)	—

Operating cash flow, as reported above	$619,858	$561,841	$2,387,811	$2,116,872

Cox Communications, Inc.
Reconciliation of Free Cash Flow to Cash Provided by Operating Activities

(Unaudited)
(Thousands of Dollars)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003
Free cash flow	$173,596	$(16,850)	$588,585	$306,640
Capital expenditures	381,186	515,752	1,389,931	1,561,331

Net cash provided by operating activities	$554,782	$498,902	$1,978,516	$1,867,971

(a)	For a more detailed discussion of these non-recurring items, see “Other Events”.

Cox Communications, Inc.
Summary of Operating Statistics

Core Video

	December 31	September 30	December 31
	2004	2004	2003 (a)
Customer Relationships
Basic Video Customers (b)	6,287,395	6,280,990	6,285,236
Non-Video Customers (c)	348,825	334,809	288,157

Total Customer Relationships (d)	6,636,220	6,615,799	6,573,393

Revenue Generating Units
Basic Video Customers (b)	6,287,395	6,280,990	6,285,236
Advanced Services	6,286,827	5,998,192	5,116,882

Total Revenue Generating Units	12,574,222	12,279,182	11,402,118

Video Homes Passed	10,567,166	10,518,608	10,320,817
Basic Video Penetration	59.5%	59.7%	60.9%

Cox Digital Cable

	December 31	September 30	December 31
	2004	2004	2003 (a)
Digital Cable Ready Homes Passed	10,494,634	10,445,107	10,170,472
Customers	2,410,216	2,351,391	2,141,219
Penetration of Customers to Basic Video Customers	38.3%	37.4%	34.1%
Quarterly Net Additions	58,825	72,868	83,091

High-Speed Internet Access

	December 31	September 30	December 31
	2004	2004	2003 (a)
High-Speed Internet Access Ready Homes Passed	10,466,947	10,405,904	10,174,932
Customers	2,571,246	2,430,555	1,987,237
Penetration of Customers to High-Speed Internet Access Ready Homes Passed	24.6%	23.4%	19.5%
Quarterly Net Additions	140,691	184,446	144,316

Cox Digital Telephone

	December 31	September 30	December 31
	2004	2004	2003
Telephony Ready Homes Passed	6,537,968	5,943,524	5,031,401
Customers	1,305,365	1,216,246	988,426
Penetration of Customers to Telephony Ready Homes Passed	20.0%	20.5%	19.6%
Quarterly Net Additions	89,119	82,596	76,691

Bundled Customers

	December 31	September 30	December 31
	2004	2004	2003
Customers subscribing to two or more services	2,777,588	2,640,161	2,253,596
Penetration of Bundled Customers to Basic Video Customers	44.2%	42.0%	35.9%

Cox Communications, Inc.
Summary of Operating Statistics - Continued

Comparative Operating Statistics

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2004	2003	2004	2003
Operating Cash Flow Margin	37.1%	37.2%	37.2%	36.8%
Operating Cash Flow Margin, as adjusted (e)	39.1%	37.2%	38.1%	36.8%
Capital Expenditures (thousands of dollars)	$381,186	$515,752	$1,389,931	$1,561,331
Operating Cash Flow per Basic Video Customer (f)	98.59	89.39	379.78	336.80
Capital Expenditures per Basic Video Customer (g)	60.63	82.06	221.07	248.41

Capital Expenditures

	Three Months Ended		Twelve Months Ended
	(Thousands of Dollars)
	December 31	December 31	December 31	December 31
	2004	2003	2004	2003
Customer premise equipment	$136,688	$179,225	$528,352	$606,308
Commercial spending	32,984	30,391	108,335	88,197
Scalable infrastructure	50,006	109,212	191,557	208,893
Line extensions	45,326	44,219	172,568	165,598
Upgrade/Rebuild	23,524	40,086	87,184	206,397
Support capital	92,658	112,619	301,935	285,938

Total capital expenditures	$381,186	$515,752	$1,389,931	$1,561,331

Free Cash Flow Calculation(h)

	Three Months Ended		Twelve Months Ended
	(Thousands of Dollars)
	December 31	December 31	December 31	December 31
	2004	2003	2004	2003
Operating cash flow (h)	$619,858	$561,841	$2,387,811	$2,116,872
Less capital expenditures	(381,186)	(515,752)	(1,389,931)	(1,561,331)
Plus cash change in working capital (i)	2,183	37,916	(49,868)	55,254

Operating free cash flow	240,855	84,005	948,012	610,795
Less cash paid for interest	(120,075)	(101,277)	(379,090)	(374,030)
Plus cash refunded for taxes	52,816	422	19,663	69,875

Free cash flow	$173,596	$(16,850)	$588,585	$306,640

Cox Communications, Inc.
Summary of Operating Statistics - Continued

(a) Core Video, Cox Digital Cable and High-Speed Internet Access operating statistics as of December 31, 2003 have been adjusted for the sale of certain cable systems in the second quarter of 2004.

(b) The number of customers who receive primary analog or digital video service. Additional outlets are not counted.

(c) The number of customers who receive high-speed Internet access or telephony service, but do not subscribe to video service.

(d) The number of customers who receive at least one level of service, encompassing video, data and telephony services, without regard to which service(s) customers purchase.

(e) Operating Cash Flow Margin, as adjusted excludes the impact of certain litigation, hurricanes during the third quarter of 2004 and the going-private transaction. For a more detailed discussion of these non-recurring items, see “Other Events”. For a reconciliation of operating cash flow, as adjusted to the most comparable GAAP measure, see the information presented under “Reconciliation of Operating Cash Flow, as adjusted to Operating Cash Flow” and “Reconciliation of Operating Cash Flow to Operating Income” in these financial tables.

(f) Operating cash flow per basic video customer is calculated by dividing operating cash flow for the respective period by basic video customers as of the end of the period.

(g) Capital expenditures per basic video customer is calculated by dividing capital expenditures for the respective period by basic video customers as of the end of the period.

(h) Free cash flow and operating cash flow are not measures of performance calculated in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see the information presented under “Reconciliation of Operating Cash Flow to Operating Income” and “Reconciliation of Free Cash Flow to Cash Provided by Operating Activities” in these financial tables.

(i) Cash change in working capital is calculated based on the cash flow changes in current assets and liabilities, excluding changes related to interest and taxes.